Exhibit 99.1

News

Nov. 2, 2005	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Lori Webster
918-588-7570

ONEOK Announces Higher Third-Quarter

And Nine-Month Earnings

TULSA, Okla. — Nov. 2, 2005 – ONEOK, Inc. (NYSE: OKE) announced today that its third-quarter 2005 net income rose significantly as a result of stronger performance in each of its operating segments and the sale of its production unit.

Net income for the quarter was $184.5 million, or $1.70 per diluted share of common stock, compared with $20.8 million, or 19 cents per diluted share of common stock, for the same period a year earlier. Income from continuing operations in the quarter was $52.7 million, or 49 cents per diluted share, versus $16.6 million, or 15 cents per diluted share, for the same period a year earlier.

Third-quarter results include a net after-tax gain of $151.4 million, or $1.39 per diluted share of common stock, from the sale of the company’s oil and gas production business, partially offset by a $32.9 million, or 30 cents a diluted share, loss from discontinued operations related to the sale of the company’s Spring Creek power plant in Oklahoma.

“Our acquisition of natural gas liquids assets at the beginning of the quarter, coupled with higher prices, volumes and margins, all contributed to our exceptional operating performance,” said David Kyle, ONEOK chairman, president and chief executive officer.

“Earnings also improved because of the implementation of new rates in Oklahoma, which contributed to our distribution segment’s performance. Gas processing spreads showed improvement, which also positively affected our gathering and processing segment,” said Kyle.

“While all of our businesses improved in the quarter, our energy services segment posted significant gains related to natural gas marketing and storage activity, and increases in transportation and storage basis spreads,” Kyle added.

Operating costs for the quarter increased primarily because of costs related to the acquisition of the natural gas liquids assets and increased employee benefit costs.

ONEOK Announces Higher Third-Quarter and Nine-Month Earnings

November 2, 2005

For the nine months, net income increased to $317.1 million, or $2.89 per diluted share of common stock, compared with $143.8 million, or $1.38 per diluted share of common stock, for the same period in 2004. Income from continuing operations for the nine-month period was $171.5 million, or $1.56 per diluted share of common stock, compared with $130.1 million, or $1.25 per diluted share in the year-earlier period.

On Oct. 11, 2005, the company announced that it had entered into an agreement to sell its natural gas gathering and processing assets in Texas for $528 million. The transaction is expected to close Dec. 1, 2005, and the company will record an estimated after-tax gain of $162 million, or $1.49 per diluted share of common stock. The gain will be recorded in income from continuing operations in the fourth quarter. These assets represent the smallest geographical region in terms of throughput; are the least integrated with other ONEOK entities; and represent the company’s most significant exposure to keep-whole contracts without conditioning language.

On Oct. 21, 2005, the company increased its third-quarter and full-year 2005 earnings guidance and provided preliminary 2006 guidance. The after-tax proceeds from the Texas gathering and processing sale of $356 million were reflected as a reduction of short-term debt; however the company may purchase other assets or repurchase ONEOK shares.

THIRD-QUARTER RESULTS INCLUDED:

•	Operating income of $123.2 million, compared with $48.4 million in the same period a year ago;

•	Increased operating income in the natural gas liquids and pipelines and storage segments as a result of the acquisition on July 1, of the natural gas liquids assets from Koch;

•	The energy services segment’s operating income increased $44.4 million primarily as a result of increased natural gas marketing and storage activity, and increases in transportation and storage basis spreads;

•	Implementation of new rates on July 28, and approval of a final order in October from the Oklahoma Corporation Commission, which resulted in a $57.5 million annual rate increase for Oklahoma Natural Gas that contributed $14.9 million in the quarter;

•	Exercising the accordion feature in September 2005 of the 2004 $1.0 billion five-year credit agreement to increase commitment amounts to $1.2 million;

•	Dilution in earnings per share from continuing operations of 3 cents related to the company’s outstanding equity units;

•	Interest expense of $41.6 million, compared with $21.1 million in the third quarter last year.

FISCAL YEAR-TO-DATE RESULTS INCLUDED:

•	Operating income of $361.7 million, compared with $274.2 million year-to-date 2004;

•	Equity income of $7.9 million, which is included in other income, from the company’s investment in Northern Border Partners, L.P.;

•	Dilution in earnings per share from continuing operations of 11 cents related to the company’s outstanding equity units;

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ONEOK Announces Higher Third-Quarter and Nine-Month Earnings

November 2, 2005

•	Cash flow from continuing operations, before changes in working capital, of $409.9 million, which exceeded capital expenditures of $189.9 million and dividends of $82.8 million by $137.2 million.

2005 BUSINESS UNIT RESULTS

Gathering and Processing

The gathering and processing segment’s operating income for the third quarter was $39.3 million, compared with $34.0 million for the same period last year. Improved performance was driven by favorable commodity pricing for natural gas and natural gas liquids (NGL), and wider gas processing spreads, offset somewhat by the segment’s hedging activities.

Net margin for the quarter was $80.0 million, compared with $74.1 million a year earlier. The company’s ongoing efforts to successfully renegotiate under-performing gas purchase, gas processing and gathering contracts continue to positively impact net margin.

Net margin for the quarter increased $8.3 million as a result of higher natural gas and natural gas liquids prices under the company’s percent-of-proceeds (POP) contracts, net of hedging activities. These increases were offset by a margin decrease of $1.5 million due to less volume processed as a result of natural production declines and contract expirations.

The average mid-continent price for natural gas in the quarter was $7.35 per million British Thermal Units (MMBtu) versus $5.43 per MMBtu a year earlier. The Conway OPIS composite NGL price based on the company’s product mix was $0.98 per gallon, versus $0.76 per gallon in the same period a year earlier.

The resulting gross processing spread in the quarter was $3.62 per MMBtu versus $3.07 per MMBtu in the third quarter last year; however it had a minimal impact on margins because of hedging activities.

Operating costs for the quarter increased slightly, primarily due to higher compressor maintenance and employee costs.

For the nine months, operating income was $109.9 million, compared with $77.7 million a year earlier. Net margin was $227.1 million versus $188.9 in the nine-month period last year.

Net margin improvements include a $21.5 million increase due to higher natural gas and NGL prices on percent-of-proceeds contracts, net of hedges, a $12.0 million increase attributable to keep-whole contracts primarily caused by higher gross processing spreads, net of hedges, and a $6.1 million increase due primarily to natural gas volume increases as certain producers elected to convert their contracts from keep-whole to either fee or POP.

Operating costs increased in the nine-month period, primarily due to $1.7 million in compressor maintenance and employee costs.

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ONEOK Announces Higher Third-Quarter and Nine-Month Earnings

November 2, 2005

The following table contains margin information for the time periods indicated. NGL shrink, plant fuel and condensate shrink refer to the Btus that are removed from natural gas through the gathering and processing operation.

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Keep whole:
NGL shrink (MMBtu/d)	59,423	64,986
Plant fuel (MMBtu/d)	9,054	8,889
Condensate shrink (MMBtu/d)	4,616	4,916
Condensate sales (Bbls/d)	948	1,009
Percentage of total net margin	13%	14%

Percentage of Proceeds:
Wellhead purchases (MMBtu/d)	186,273	189,921
NGL sales (Bbls/d)	6,926	6,819
Residue sales (MMBtu/d)	25,942	25,380
Condensate sales (Bbls/d)	1,718	1,680
Percentage of total net margin	64%	62%

Fee:
Wellhead volumes (MMBtu/d)	1,092,788	1,111,310
Average rate ($/MMBtu)	$0.19	$0.18
Percentage of total net margin	23%	24%

The following tables contain hedging information for the company’s gathering and processing segment for the remainder of 2005 and 2006.

Three Months Ending December 31, 2005
Product	Volumes Hedged	Average Price
Percent of Proceeds:
Condensate (a)	135 MBbls	$43.71/Bbl
NGL (b)	150 M Bbls	$0.74/gal
Natural gas (c)	1.6 Bcf	$6.41/MMBtu
Keep Whole:
Gross processing spread (d)	2,215 MMBtu	$3.23/MMBtu

(a) - Hedged with NYMEX-based swaps.

(b) - Hedged with forward sales and swaps.

(c) - Hedged with NYMEX futures and basis swaps.

(d) - Hedged with NYMEX futures, basis swaps and NGL forward sales.

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ONEOK Announces Higher Third-Quarter and Nine-Month Earnings

November 2, 2005

Year Ending December 31, 2006
Product	Volumes Hedged	Price
Percent of Proceeds:
Condensate (a)	300 MBbls	$52.00-60.00/Bbl
Natural gas (a)	1.9 Bcf	$6.15-11.00/MMBtu
Natural gas (b)	0.5 Bcf	$9.76/MMBtu

(a) - Hedged with NYMEX-based costless collars.

(b) - Hedged with NYMEX futures and basis swaps.

Natural Gas Liquids

The natural gas liquids segment had third-quarter operating income of $17.5 million, compared with $7.3 million in the same quarter a year earlier. The company did experience some lost revenue caused by the hurricane-related shutdown of MB-1, the fractionator in which it holds an 80 percent interest. These lost revenues were more than offset by gains in the company’s optimization efforts – where it was able to take advantage of price differences between Conway, Kansas, and Mont Belvieu, Texas – and increased margins from its isomerization operation.

Net margins for the quarter were $37.9 million, compared with $10.3 million a year earlier. The increase results from the acquisition of the natural gas liquids assets on July 1, 2005, which contributed a net margin increase of $27.2 million. In the quarter, storage margins increased $1.1 million due to restructured storage contracts.

Operating cost increases of $11.2 million and higher depreciation, depletion and amortization expense of $5.0 million were related to the acquisition.

Operating income for the nine months was $26.4 million, compared with $11.4 million a year earlier. Net margin for the nine-month period was $52.2 million versus $18.4 million last year. The acquisition of the NGL assets added $27.2 million in margin for the nine months. Restructured contracts added $4.8 million in higher storage margins in the period. Net margin also increased $1.9 million due to higher marketing fees related to higher NGL prices.

Operating costs increased by $11.2 million related to the newly acquired assets. Depletion, depreciation and amortization increased $5.0 million related to the acquisition. Storage regulatory compliance costs increased $2.0 million in the nine-month period.

In the third quarter, the company added approximately 15,000 barrels per day of NGLs to its system, which was anticipated at the time of the acquisition. The company is currently in negotiations with several processing plant operators that could add another 20,000 barrels per day to its system in 2006, which have not been reflected in the company’s 2006 guidance.

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ONEOK Announces Higher Third-Quarter and Nine-Month Earnings

November 2, 2005

Pipelines and Storage

The pipelines and storage segment reported operating income of $24.0 million in the third quarter, compared with $11.8 million for the same period last year. The increase is primarily related to the acquisition of the natural gas liquids gathering and distribution pipelines on July 1, 2005, and an increase in natural gas throughput caused by higher natural gas demand from power plants due to warmer weather.

Net margin in the third quarter was $50.9 million, compared with $28.4 million in the quarter a year earlier. The acquisition of natural gas liquids gathering and distribution pipelines added $13.9 to net margin. Additionally, third-quarter margins from natural gas transportation services increased $6.9 million due to improved fuel position caused by higher transportation volumes related to more favorable weather conditions, higher natural gas prices and improved fuel position. Storage margins improved $2.6 million as a result of higher revenues from renegotiated contracts and increased storage activities caused by improved pricing for inter- and intra-month business, improved fuel position and higher commodity prices.

Margins from natural gas liquids pipelines were reduced because of power outages along the Texas Gulf Coast that affected pumping stations, caused by Hurricane Rita, but were more than offset by increased throughput on the company’s natural gas pipelines.

Operating costs increased $7.2 million in the third quarter, including $5.4 million related to the acquisition and the balance associated with higher regulatory compliance and employee-related costs. Depreciation, depletion and amortization expense increased $3.0 million in the quarter, primarily related to operating the newly acquired NGL pipelines.

For the first nine months, operating income was $52.9 million versus $36.4 million in the same period last year. Net margins were $112.2 million versus $85.4 million in the nine-month period last year. $13.9 million of the margin increase was related to the acquisition of the natural gas liquids gathering and distribution pipelines. Additionally, margins from natural gas transportation services increased $9.0 million due to improved fuel position caused by higher transportation volumes related to more favorable weather conditions, higher natural gas prices and improved fuel position. Storage margins improved $4.4 million as a result of higher revenues from renegotiated contracts, increased storage activities caused by improved pricing for inter- and intra-month business, improved fuel position and higher natural gas prices.

Operating costs increased $7 million, primarily related to a $5.4 million increase associated with the acquisition, with the balance related to higher regulatory compliance and employee costs. Depreciation, depletion and amortization expense increased $3.3 million in the nine-month period, primarily related to operating the newly acquired NGL pipelines.

Energy Services

The energy services segment posted operating income of $55.2 million in the third quarter versus $10.8 million in the same period last year. Net margin for the quarter increased to $68.2 million, compared with $18.1 million for the same period a year earlier. Margins were $54.6 million higher due to increased marketing and storage activity caused by higher margins

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ONEOK Announces Higher Third-Quarter and Nine-Month Earnings

November 2, 2005

from selling natural gas from storage and marketing monthly gas, and margins associated with an increase in basis spreads associated with storage and transportation activities. Power margins increased $5.3 million due to improved Electric Reliability Council of Texas (ERCOT) market heat rates caused by an increase in cooling-degree days. Financial trading margins decreased $10.3 million, compared with the third quarter a year earlier.

Operating costs for the quarter increased by $5.6 million, primarily due to higher employee-related costs and increased legal expense.

Operating income for the nine months was $110.8 million versus $80.1 million in the same period a year earlier. Net margin for the nine months was $140.7 million versus $105.9 million for the same period last year. It included a $29.6 million improvement from increased marketing and storage activity, partially offset by lower sales from storage in the first quarter, and a $4.9 million increase in power margins related to improved ERCOT market heat rates attributable to more cooling-degree days. Net margin in the nine-month period also increased $5.9 million due to mark-to-market earnings associated with derivative contracts used to hedge physical transportation activities. Margins also increased $6.6 million in the nine months as a result of optimizing transportation agreements associated with wider basis differentials. These increases were reduced by $9.0 million in lower margins from natural gas options trading in the nine months and by a $2.3 million decline in retail margins in the second quarter.

Operating costs for the nine-month period increased by $3.7 million, primarily due to higher employee-related costs and increased legal expense.

On Sept. 30, 2005, natural gas in storage was 63.9 Bcf, compared with 79.1 Bcf a year earlier. Natural gas in storage on Oct. 31, 2005, was 75.6 Bcf at a weighted average cost of less than $7.55 per MMBtu. Natural gas storage capacity under lease was 86 Bcf on Sept. 30, 2005.

The net margin for the energy services segment was derived from the following sources:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005
	(Thousands of dollars)
Marketing and storage, gross	$96,609	$28,420	$241,069
Less: Storage and transportation costs	(40,243)	(31,944)	(123,639)

Marketing and storage, net	56,366	(3,524)	117,430
Retail marketing	3,535	3,051	11,792
Financial trading	8,321	18,589	11,444

Net margin	$68,222	$18,116	$140,666

Distribution

The distribution segment reported an operating loss of $12.8 million, compared with a $17.6 million loss in the third quarter last year. Net margin was $105.1 million in the third

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ONEOK Announces Higher Third-Quarter and Nine-Month Earnings

November 2, 2005

quarter versus $88.6 million in the same period a year earlier, due primarily to $14.9 million in increased margin from implementation of new rates in Oklahoma.

Operating costs increased $11.9 million, primarily as a result of $8.4 million in higher labor and employee benefit costs, a $2.0 million increase in property taxes in Kansas and an accrual of an insurance deductible related to damage sustained to our Texas distribution operations as a result of Hurricane Rita.

For the nine-month period, operating income was $60.8 million, compared with $65.4 million a year earlier. Net margin was $412.8 million, compared with $395.6 million in the 2004 nine-month period.

The net margin increase was due primarily to $14.9 million in increased margin from implementation of new rates in Oklahoma, and $2.6 million during the time frame a limited issue filing was in affect in Oklahoma.

Operating costs increased $14.2 million, driven primarily by a $13.2 million increase in labor and employee benefit costs and an accrual of an insurance deductible related to Hurricane Rita. Depreciation, depletion and amortization expense increased due to a $2.9 million charge to replace a field customer service system in Texas and a $3.8 million increase in amortization of property tax recovery in Kansas, which is offset by increased revenues.

EARNINGS CONFERENCE CALL

A conference call will be held on November 3, 2005, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). To participate in the call, dial 888-639-6218, pass code 787415 or log on to ONEOK’s Web site, www.oneok.com.

If you are unable to participate in the conference call or the webcast, a replay will be available on the company’s Web site, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-219-1444, pass code 787415.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly traded limited partnerships. ONEOK is a Fortune 500 company.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Acts of 1995. The forward-looking statements relate to: anticipated financial performance, including anticipated operating income from the businesses we acquired on July 1, 2005, from Koch Industries, Inc. and affiliates; management’s plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.

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ONEOK Announces Higher Third-Quarter and Nine-Month Earnings

November 2, 2005

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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ONEOK Announces Higher Third-Quarter and Nine-Month Earnings

November 2, 2005

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2005	2004	2005	2004
	(Thousands of dollars, except per share amounts)
Revenues
Operating revenues, excluding energy trading revenues	$3,181,591	$1,647,000	$7,969,014	$3,135,115
Energy trading revenues, net	10,615	17,411	11,023	106,583

Total Revenues	3,192,206	1,664,411	7,980,037	3,241,698

Cost of sales and fuel	2,849,705	1,444,565	7,037,161	2,451,359

Net Margin	342,501	219,846	942,876	790,339

Operating Expenses
Operations and maintenance	153,031	118,508	395,059	351,641
Depreciation, depletion and amortization	48,142	39,718	135,052	118,005
General taxes	18,114	13,225	51,061	46,497

Total Operating Expenses	219,287	171,451	581,172	516,143

Operating Income	123,214	48,395	361,704	274,196

Other income	7,250	1,636	16,486	11,154
Other expense	3,365	1,322	8,087	9,754
Interest expense	41,601	21,148	91,682	62,052

Income before Income Taxes	85,498	27,561	278,421	213,544

Income taxes	32,800	11,010	106,914	83,401

Income from Continuing Operations	52,698	16,551	171,507	130,143
Discontinued operations, net of taxes:
Income (loss) from operations of discontinued components, net	(19,519)	4,288	(5,812)	13,638
Gain on sale of discontinued component, net	151,355	—	151,355	—

Net Income	$184,534	$20,839	$317,050	$143,781

Earnings Per Share of Common Stock
Basic:
Earnings per share from continuing operations	$0.53	$0.16	$1.69	$1.28
Earnings (loss) per share from operations of discontinued components, net	(0.20)	0.04	(0.06)	0.14
Earnings per share from gain on sale of discontinued component, net	1.52	—	1.49	—

Net earnings per share, basic	$1.85	$0.20	$3.12	$1.42

Diluted:
Earnings per share from continuing operations	$0.49	$0.15	$1.56	$1.25
Earnings (loss) per share from operations of discontinued components, net	(0.18)	0.04	(0.05)	0.13
Earnings per share from gain on sale of discontinued component, net	1.39	—	1.38	—

Net earnings per share, diluted	$1.70	$0.19	$2.89	$1.38

Average Shares of Common Stock (Thousands)
Basic	99,894	102,914	101,568	101,530
Diluted	108,602	106,942	109,555	104,080

Dividends Declared Per Share of Common Stock	$0.28	$0.25	$1.09	$0.88

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ONEOK Announces Higher Third-Quarter and Nine-Month Earnings

November 2, 2005

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30, 2005	December 31, 2004
	(Thousands of dollars)
Assets
Current Assets
Cash and cash equivalents	$86,160	$9,458
Trade accounts and notes receivable, net	1,471,986	1,412,861
Materials and supplies	22,497	19,888
Gas and natural gas liquids in storage	880,170	593,028
Commodity exchanges	160,704	1,758
Energy marketing and risk management assets	1,300,283	386,781
Deposits	87,621	32,394
Deferred income taxes	136,668	—
Other current assets	336,870	38,284

Total Current Assets	4,482,959	2,494,452

Property, Plant and Equipment
Gathering and Processing	1,055,262	1,034,344
Natural Gas Liquids	483,536	32,268
Pipelines and Storage	1,125,629	705,115
Distribution	2,999,783	2,916,440
Energy Services	7,690	7,531
Other	135,311	137,178

Total Property, Plant and Equipment	5,807,211	4,832,876
Accumulated depreciation, depletion and amortization	1,608,153	1,519,719

Net Property, Plant and Equipment	4,199,058	3,313,157

Deferred Charges and Other Assets
Regulatory assets, net	187,455	203,547
Goodwill	397,161	225,188
Intangibles	323,618	—
Energy marketing and risk management assets	195,941	71,310
Prepaid pensions	119,929	127,649
Investments and other	391,939	258,609

Total Deferred Charges and Other Assets	1,616,043	886,303

Assets of Discontinued Component	64,395	505,240

Total Assets	$10,362,455	$7,199,152

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ONEOK Announces Higher Third-Quarter and Nine-Month Earnings

November 2, 2005

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30, 2005	December 31, 2004
	(Thousands of dollars)
Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$306,543	$341,532
Notes payable	1,202,500	644,000
Accounts payable	1,531,696	1,161,984
Dividends payable	27,647	—
Accrued taxes	203,234	42,849
Accrued interest	39,464	32,807
Customers’ deposits	41,025	39,478
Unrecovered purchased gas costs	109,869	64,322
Commodity exchanges	289,206	—
Energy marketing and risk management liabilities	1,205,411	403,626
Deferred income taxes	—	16,841
Other	131,165	141,356

Total Current Liabilities	5,087,760	2,888,795

Long-term Debt, excluding current maturities	2,027,721	1,543,202
Deferred Credits and Other Liabilities
Deferred income taxes	633,405	601,281
Energy marketing and risk management liabilities	873,997	102,865
Lease obligation	76,712	86,817
Other deferred credits	275,720	284,313

Total Deferred Credits and Other Liabilities	1,859,834	1,075,276

Liabilities of Discontinued Component	1,646	86,175

Total Liabilities	8,976,961	5,593,448

Commitments and Contingencies
Shareholders’ Equity
Common stock, $0.01 par value: authorized 300,000,000 shares; issued 107,867,880 shares and outstanding 98,735,216 shares at September 30, 2005; issued 107,143,722 shares and outstanding 104,106,285 shares at December 31, 2004	1,079	1,071
Paid in capital	1,036,621	1,017,603
Unearned compensation	(549)	(1,413)
Accumulated other comprehensive loss	(266,099)	(9,591)
Retained earnings	856,029	649,240
Treasury stock, at cost: 9,132,664 shares at September 30, 2005 and 3,037,437 shares at December 31, 2004	(241,587)	(51,206)

Total Shareholders’ Equity	1,385,494	1,605,704

Total Liabilities and Shareholders’ Equity	$10,362,455	$7,199,152

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ONEOK Announces Higher Third-Quarter and Nine-Month Earnings

November 2, 2005

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
(Unaudited)	2005	2004
	(Thousands of dollars)
Operating Activities
Net income	$317,050	$143,781
Depreciation, depletion, and amortization	135,052	118,005
Impairment expense	52,226	—
Gain on sale of discontinued component	(151,355)	—
Gain on sale of assets	(3,936)	(9,345)
Income from equity investments, net	1,134	(40)
Deferred income taxes	40,128	77,906
Stock-based compensation expense	9,903	6,695
Allowance for doubtful accounts	9,723	10,238
Changes in assets and liabilities (net of acquisition and disposition effects):
Accounts and notes receivable	5,339	262,659
Inventories	(284,653)	(137,771)
Unrecovered purchased gas costs	45,547	17,157
Commodity exchanges	130,260	(359)
Deposits	(55,227)	22,461
Regulatory assets	(5,490)	(6,921)
Accounts payable and accrued liabilities	216,008	(123,583)
Energy marketing and risk management assets and liabilities	113,634	(33,780)
Other assets and liabilities	(336,304)	(60,103)

Cash Provided by Operating Activities	239,039	287,000

Investing Activities
Changes in other investments, net	(22,271)	610
Acquisitions	(1,328,572)	—
Capital expenditures	(189,930)	(192,335)
Proceeds from sale of discontinued component	630,214	—
Proceeds from sale of assets	27,520	17,249
Other investing activities	(3,866)	(2,990)

Cash Used in Investing Activities	(886,905)	(177,466)

Financing Activities
Borrowing (payments) of notes payable, net	558,500	(302,000)
Termination of interest rate swaps	(22,565)	82,915
Issuance of debt, net of issuance costs	798,792	—
Payment of debt	(335,808)	(1,041)
Purchase of common stock	(190,381)	—
Issuance of common stock	10,207	176,107
Dividends paid	(82,834)	(63,374)
Other financing activities	(11,343)	3,446

Cash Provided by (Used in) Financing Activities	724,568	(103,947)

Change in Cash and Cash Equivalents	76,702	5,587
Cash and Cash Equivalents at Beginning of Period	9,458	12,172

Cash and Cash Equivalents at End of Period	$86,160	$17,759

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ONEOK Announces Higher Third-Quarter and Nine-Month Earnings

November 2, 2005

ONEOK, Inc.

INFORMATION AT A GLANCE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005		2004
	(Millions of dollars)
Gathering and Processing
Net margin	$80.0	$74.1	$227.1		$188.9
Depreciation, depletion, and amortization	$8.2	$8.3	$25.0		$24.4
Operating income	$39.3	$34.0	$109.9		$77.7
Total gas gathered (MMMBtu/d)	1,093	1,099	1,111		1,106
Total gas processed (MMMBtu/d)	1,141	1,175	1,139		1,162
Natural gas liquids sales (MBbls/d)	52	53	51		51
Natural gas liquids produced (MBbls/d)	62	64	62		61
Gas sales (MMMBtu/d)	338	330	344		325
Capital expenditures	$1.1	$5.1	$21.5		$14.1
Conway OPIS composite NGL Price ($/gal) (based on our NGL product mix)	$0.98	$0.76	$0.84		$0.68
Average NYMEX crude oil price ($/Bbl)	$60.36	$42.28	$53.40		$38.41
Average realized condensate sales price ($/Bbl)	$59.66	$40.13	$51.69		$35.87
Average natural gas price ($/MMBtu) (mid-continent region)	$7.35	$5.43	$6.44		$5.38
Gross processing spread ($/MMBtu)	$3.62	$3.07	$3.05		$2.17

Natural Gas Liquids
Net margin	$37.9	$10.3	$52.2		$18.4
Depreciation, depletion, and amortization	$5.6	$—	$5.6		$0.1
Operating income	$17.5	$7.3	$26.4		$11.4
Natural gas liquids gathered (MBbls/d)	193	—	(a	)	—
Natural gas liquids sales (MBbls/d)	201	108	129		107
Natural gas liquids fractionated (MBbls/d)	309	—	(a	)	—
Capital expenditures	$2.8	$3.4	$8.1		$4.3

Pipelines and Storage
Net margin	$50.9	$28.4	$112.2		$85.4
Depreciation, depletion, and amortization	$7.4	$4.4	$16.2		$12.9
Operating income	$24.0	$11.8	$52.9		$36.4
Natural gas transported (MMcf)	118,478	92,409	358,706		314,156
Natural gas liquids transported (MBbls/d)	199	—	199		—
Natural gas liquids gathered (MBbls/d)	51	—	51		—
Capital expenditures	$5.0	$3.7	$9.8		$7.7
Average natural gas price ($/MMBtu) (mid-continent region)	$7.35	$5.43	$6.44		$5.38

Energy Services
Net margin	$68.2	$18.1	$140.7		$105.9
Depreciation, depletion, and amortization	$0.5	$0.4	$1.5		$1.2
Operating income	$55.2	$10.8	$110.8		$80.1
Natural gas marketed (Bcf)	279	240	879		776
Natural gas gross margin ($/Mcf)	$0.21	$0.07	$0.13		$0.11
Physically settled volumes (Bcf)	560	508	1,759		1,559
Capital expenditures	$—	$0.6	$0.2		$1.4

Distribution
Net margin	$105.1	$88.6	$412.8		$395.6
Depreciation, depletion, and amortization	$26.3	$26.5	$86.3		$78.7
Operating income (loss)	$(12.8)	$(17.6)	$60.8		$65.4
Customers per employee	683	659	686		662
Capital expenditures	$39.1	$43.7	$103.1		$106.3
Natural gas volumes (MMcf)
Gas Sales	25,058	24,333	140,366		142,856
Transportation	57,107	55,492	184,698		177,066
Natural gas margins
Gas Sales	$82.1	$66.9	$334.0		$320.0
Transportation	$16.9	$16.3	$58.2		$55.4

(a) - Data not meaningful as the acquisition of these assets was completed July 1, 2005.

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ONEOK Announces Higher Third-Quarter and Nine-Month Earnings

November 2, 2005

ONEOK, Inc. and Subsidiaries

REGULATION G GAAP RECONCILIATION

Nine Months Ended September 30, 2005
(Millions of Dollars)
Cash provided by operating activities	$239.0
Accounts and notes receivable	(5.3)
Inventories	284.6
Unrecovered purchased gas costs	(45.5)
Commodity exchanges	(130.3)
Deposits	55.2
Regulatory assets	5.5
Accounts payable and accrued liabilities	(216.0)
Energy marketing and risk management assets and liabilities	(113.6)
Other assets and liabilities	336.3

Cash flow, before changes in working capital (a)	$409.9

(a)	Cash flow from operations, before changes in working capital, is a non-GAAP financial measure used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of a company’s fundamental business activities. Cash flow from operations, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations, or other measures of cash flow.